Exhibit 99.1

Goldman Sachs BDC, Inc. Reports March 31, 2019 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – May 9, 2019

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today reported financial results for the first quarter ended March 31, 2019 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•	Net investment income for the quarter ended March 31, 2019 was $0.55 per share, equating to an annualized net investment income yield on book value of 12.8%;

•	The Company announced a second quarter dividend of $0.45 per share payable to shareholders of record as of June 28, 2019;[1]

•	Net asset value per share as of March 31, 2019 was $17.25 as compared to $17.65 as of December 31, 2018;

•	Gross and net originations were $155.5 million and $77.7 million, respectively, primarily driven by gross originations of first lien debt investments;

•

Over the past four quarters following the passage of the Small Business Credit Availability Act, the Company’s proportion of its first lien debt investments within its aggregate investment portfolio increased by 74% and second lien debt investments decreased by 44%. In addition, single name portfolio diversification has increased by 39%;

•	The Company increased the amount of commitments to its revolving credit facility to $795.0 million; and

•

Effective May 8, 2019, the Company and its partner in the Senior Credit Fund, LLC (“SCF”), a joint venture focused on first lien debt investments, commenced the dissolution of the joint venture partnership. In connection with this, the Company received its pro rata portion of the SCF investments on balance sheet.[2]

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of March 31, 2019	As of December 31, 2018
Investment portfolio, at fair value[3]	$1,405.1	$1,375.4
Total debt outstanding[4]	709.3	664.4
Net assets	694.7	709.9
Net asset value per share	$17.25	$17.65

	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018
Total investment income	$36.5	$36.0
Net investment income after taxes	22.3	22.4
Net increase in net assets resulting from operations	2.2	(1.3)
Net investment income per share (basic and diluted)	0.55	0.56
Earnings per share (basic and diluted)	0.06	(0.03)
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY3

During the three months ended March 31, 2019, new investment commitments and fundings were $155.5 million and $124.9 million, respectively. The new investment commitments were across seven new portfolio companies and four existing portfolio companies. New investment commitments were comprised of 87.8% secured debt investments, including 81.5% first lien debt, and 6.3% second lien debt, and 12.2% in preferred stock. The Company had sales and repayments of $77.8 million primarily driven by the full repayment of two second lien debt investments.

Summary of Investment Activity for the Three Months Ended March 31, 2019:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$126.6	81.5%	$13.1	16.9%
1st Lien/Last-Out Unitranche	—	—%	0.1	0.1%
2nd Lien/Senior Secured Debt	9.9	6.3%	64.6	83.0%
Unsecured Debt	—	—%	—	—%
Preferred Stock	19.0	12.2%	—	—%
Common Stock	—	—%	—	—%
Investment Funds & Vehicles (SCF)	—	—%	—	—%

Total	$155.5	100.0%	$77.8	100.0%

PORTFOLIO SUMMARY3

As of March 31, 2019, the Company’s investment portfolio had an aggregate fair value of $1,405.1 million, comprised of investments in 78 portfolio companies operating across 33 different industries. The investment portfolio on a fair value basis was comprised of 85.9% secured debt investments (65.2% in first lien debt (including 7.2% in first lien/last-out unitranche debt) and 20.7% in second lien debt), 0.5% in unsecured debt, 3.2% in preferred stock, 3.6% in common stock and 6.8% in the SCF. Within the SCF, 98.8% of the investment portfolio was invested in first lien senior secured loans.

Summary of Investment Portfolio as of March 31, 2019:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$814.5	58.0%
1st Lien/Last-Out Unitranche	101.1	7.2%
2nd Lien/Senior Secured Debt	291.1	20.7%
Unsecured Debt	6.7	0.5%
Preferred Stock	44.9	3.2%
Common Stock	50.9	3.6%
Senior Credit Fund (contained 98.8% 1st Lien Debt; 1.1% 2nd Lien Debt; and 0.1% Common Stock)	95.9	6.8%

Total	$1,405.1	100.0%

As of March 31, 2019, the weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 9.3% and 9.9%, respectively, as compared to 9.5% and 10.1%, respectively, as of December 31, 2018. The weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 10.7% and 11.1%, respectively, versus 10.9% and 11.3%, respectively, as of December 31, 2018.5

On a fair value basis, as of March 31, 2019, 96.3% of the Company’s debt investments bore interest at a floating rate.6

As of March 31, 2019, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.3x versus 5.6x as of December 31, 2018. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.2x which was unchanged versus the prior quarter. The median EBITDA of the portfolio companies was $25.5 million versus $26.9 million as of December 31, 2018.7

As of March 31, 2019, investments on non-accrual status represented 3.5% and 4.5% of the total investment portfolio at fair value and amortized cost, respectively. As previously disclosed, the Company’s first lien, last-out unitranche debt investment in NTS Communications, Inc. (“NTS”) was placed on non-accrual status during the quarter ended December 31, 2018. This investment represents 3.5% and 3.8% of the total investment portfolio at fair value and amortized cost, respectively. The Company currently expects that this investment will be repaid during the quarter ending June 30, 2019, in connection with the sale of NTS. However, the exact timing is dependent on the satisfaction of certain closing conditions to the sale transaction, including receipt of Federal Communications Commission approval. Excluding this investment, non-accruals represented less than 0.1% and 0.7% of the total investment portfolio at fair value and amortized cost, respectively.

The Company’s investment in the SCF produced a return of 10.6% and 10.9%, at amortized cost and fair value, respectively, over the trailing four quarters ended March 31, 2019.8 The SCF’s investment portfolio had an aggregate fair value of $431.5 million, comprised of investments in 31 portfolio companies operating across 19 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 99.9% secured debt investments (98.8% in first lien debt and 1.1% in second lien debt) and 0.1% in common stock. All of the debt investments in the SCF bore interest at a floating rate.

As of March 31, 2019, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 4.8x and 2.5x, respectively. The median EBITDA of the SCF’s portfolio companies was $48.1 million.9 As of March 31, 2019, the SCF had one investment on non-accrual status.

RESULTS OF OPERATIONS

Total investment income for the three months ended March 31, 2019 and December 31, 2018 was $36.5 million and $36.0 million, respectively. The increase in investment income over the quarter was primarily driven by an increase in prepayment fees and accelerated accretion. The $36.5 million of total investment income was comprised of $34.1 million from interest income, original issue discount accretion, payment-in-kind income and dividend income, $0.7 million from other income and $1.7 million from prepayment related income.10

Total expenses for the three months ended March 31, 2019 and December 31, 2018 were $13.8 million and $13.0 million, respectively. The $0.8 million increase in expenses was primarily driven by an increase in incentive fees and an increase in interest and other debt expenses due to a higher average daily borrowing during the quarter. The $13.8 million of total expenses were comprised of $8.5 million of interest and other debt expenses, $3.5 million of management fees, $0.5 million of incentive fees and $1.3 million of other operating expenses.

Net investment income after taxes for the three months ended March 31, 2019 was $22.3 million, or $0.55 per share, compared with $22.4 million, or $0.56 per share per share for the three months ended December 31, 2018.

During the three months ended March 31, 2019, the Company had net realized and unrealized gains (losses) of $(20.3) million and had benefit for taxes on unrealized appreciation on investments of $0.2 million.

Net increase in net assets resulting from operations for the three months ended March 31, 2019 was $2.2 million, or $0.06 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2019, the Company had $709.3 million of total principal amount of debt outstanding, comprised of $554.3 million of outstanding borrowings under its revolving credit facility and $155.0 million of convertible notes.11 The combined weighted average interest rate on debt outstanding was 4.42% for the three months ended March 31, 2019. As of March 31, 2019, the Company had $240.7 million of availability under its revolving credit facility and $5.9 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.98x and 1.02x, respectively, for the three months ended March 31, 2019, as compared with 0.90x and 0.94x, respectively, for the three months ended December 31, 2018.12

CONFERENCE CALL

The Company will host an earnings conference call on Friday, May 10, 2019 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 2894376. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00 pm Eastern Time on May 10, 2019 through June 10, 2019. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 2894376. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

[1]	The $0.45 per share dividend is payable on July 15, 2019 to holders of record as of June 28, 2019.
[2]

The SCF distributed each member’s pro rata share of all of its assets (other than cash and cash equivalents), primarily consisting of senior secured loans, to the members. After the satisfaction of all remaining liabilities and the distribution of any remaining assets (including any amounts owed to it and not yet received), the SCF will be wound up and terminated.

[3]	The discussion of the investment portfolio of both the Company and the SCF excludes their respective investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.
[4]	Total debt outstanding excluding netting of debt issuance costs of $4.9 million and $5.3 million, respectively, as of March 31, 2019 and December 31, 2018.
[5]

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan.

[6]

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing stock investments and excludes investments, if any, placed on non-accrual.

[7]

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of March 31, 2019 and December 31, 2018, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 20.0% and 18.3%, respectively, of total debt investments, including our investment in the SCF, at fair value. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

[8]

Computed based on the net investment income earned from the SCF for the trailing twelve months ended March 31, 2019, which may include dividend income and loan origination and structuring fees, divided by GS BDC’s average member’s equity at cost and fair value, adjusted for equity contributions.

[9]

For a particular portfolio company of the SCF, we calculate the level of net debt owed by the portfolio company, and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by the SCF, but exclude debt that is legally and contractually subordinated in ranking to the debt owned by the Senior Credit Fund. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the SCF relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve month period. For a particular portfolio company of the SCF, we also calculate the interest coverage ratio. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Median EBITDA is based on the SCF’s debt investments. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company of the SCF as of the respective reported end date. Statistics of the SCF’s portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

[10]

Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

[11]	Debt outstanding denominated in currencies other than U.S. Dollars (“USD”) have been converted to USD using applicable foreign currency exchange rate as of March 31, 2019.
[12]

The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	March 31, 2019 (unaudited)	December 31, 2018
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,131,280 and $1,155,641, respectively)	$1,111,881	$1,129,036
Non-controlled affiliated investments (cost of $139,396 and $143,700, respectively)	119,029	126,089
Controlled affiliated investments (cost of $180,979 and $126,217, respectively)	174,187	120,319
Cash	5,891	6,113
Receivable for investments sold	12	47
Unrealized appreciation on foreign currency forward contracts	167	89
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	8,828	6,969
Dividend receivable from controlled affiliated investments	2,450	2,550
Deferred financing costs	5,512	5,436
Deferred offering costs	165	165
Other assets	138	163

Total assets	$1,428,260	$1,396,976

Liabilities
Debt (net of debt issuance costs of $4,915 and $5,318, respectively)	$704,395	$659,101
Interest and other debt expenses payable	3,923	2,428
Management fees payable	3,536	3,434
Incentive fees payable	493	—
Distribution payable	18,120	18,102
Directors’ fees payable	113	—
Accrued offering costs	2	2
Accrued expenses and other liabilities	2,932	4,017

Total liabilities	$733,514	$687,084

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,267,216 and 40,227,625 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively)	40	40
Paid-in capital in excess of par	802,975	802,216
Distributable earnings	(106,848)	(90,943)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$694,746	$709,892

TOTAL LIABILITIES AND NET ASSETS	$1,428,260	$1,396,976

Net asset value per share	$17.25	$17.65

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31, 2019	For the Three Months Ended March 31, 2018
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$31,569	$29,790
Payment-in-kind	302	—
Other income	651	236

Total investment income from non-controlled/non-affiliated investments	32,522	30,026
From non-controlled affiliated investments:
Payment-in-kind	369	1,941
Interest income	618	388
Dividend income	32	7
Other income	11	6

Total investment income from non-controlled affiliated investments	1,030	2,342
From controlled affiliated investments:
Payment-in-kind	535	373
Dividend income	2,450	2,800

Total investment income from controlled affiliated investments	2,985	3,173

Total investment income	$36,537	$35,541

Expenses:
Interest and other debt expenses	$8,453	$5,723
Management fees	3,536	4,803
Incentive fees	493	4,684
Professional fees	642	670
Administration, custodian and transfer agent fees	240	231
Directors’ fees	113	101
Other expenses	336	309

Total expenses	$13,813	$16,521

NET INVESTMENT INCOME BEFORE TAXES	$22,724	$19,020

Income tax expense, including excise tax	$439	$285

NET INVESTMENT INCOME AFTER TAXES	$22,285	$18,735

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(24,722)	$1,667
Non-controlled affiliated investments	—	9
Foreign currency forward contracts	18	—
Foreign currency transactions	(6)	—
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	7,206	(303)
Non-controlled affiliated investments	(2,756)	(985)
Controlled affiliated investments	(894)	(225)
Foreign currency forward contracts	78	—
Foreign currency translations	802	—

Net realized and unrealized gains (losses)	$(20,274)	$163
(Provision) benefit for taxes on realized gain/loss on investments	—	(447)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	204	—

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$2,215	$18,451

Net investment income per share (basic and diluted)	$0.55	$0.47
Earnings per share (basic and diluted)	$0.06	$0.46
Weighted average shares outstanding	40,261,057	40,150,5818

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.